UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

August 26, 2013

CELATOR PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54852	20-2680869
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 PrincetonSouth Corporate Center, Suite 180 Ewing, New Jersey		08628
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (609) 243-0123

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

On August 26, 2013, we entered into an amended and restated employment agreement (the “Agreement”) with Scott T. Jackson, our chief executive officer. A brief description of the terms and conditions of the Agreement is as follows:

Base Salary, Bonus, Benefits: Mr. Jackson receives an annual base salary of $425,000. In addition, Mr. Jackson will be eligible to earn an annual cash performance bonus, based upon achievement of annual performance goals and objectives set by the board of directors each year, with a target bonus of 50% of his base salary based upon achievement of annual performance goals and objectives set by the board each year. In addition, Mr. Jackson is entitled to participate in any employee benefit plans that we may from time to time have in effect for our employees. We will reimburse Mr. Jackson for reasonable business expenses incurred in the discharge of duties in accordance with our general practices and policies and subject to our annual expense budget.

Stock Options: Mr. Jackson is eligible to participate in our equity incentive programs, and any grants or awards of equity-based compensation under those plans will be awarded at the discretion of the board of directors.

Termination: If Mr. Jackson’s employment is terminated for reasonable cause, as defined in the Agreement, his employment terminates due to death or disability or Mr. Jackson resigns from his employment without good reason, as defined in the Agreement, Mr. Jackson will receive a lump-sum payment of unpaid base salary earned through the termination’s effective date and certain accrued vacation pay as described in the Agreement.

If Mr. Jackson’s employment is terminated by us without reasonable cause or Mr. Jackson terminates his employment for good reason, but, in each case, not following a “change in control,” as defined in the Agreement, Mr. Jackson will receive, subject to his execution of a release agreement, as defined in the Agreement, the following payments: (a) a severance payment equal to his annual gross base salary in effect at the time of his termination, payable in installments over twelve months after the effective date of termination; (b) reimbursement of medical and dental premiums for Mr. Jackson and his eligible dependents under our group insurance plans for twelve months after the effective date of termination; (c) reimbursement of up to $20,000 for executive outplacement services; and (d) certain accrued vacation pay as described in the Agreement.

If Mr. Jackson’s employment is terminated by us without reasonable cause or Mr. Jackson terminates his employment for good reason within six months following a change of control, Mr. Jackson will receive within the time periods stated in the Agreement, subject to his execution of a release agreement, the following payments: (a) a severance payment equal to his annual gross base salary payable in a lump sum; (b) an amount equal to the projected total amount of his annual target bonus for the calendar year in which his termination occurs payable in a lump sum; (c) reimbursement of medical and dental premiums for Mr. Jackson and his eligible dependents under our group insurance plans for twelve months after the effective date of termination; (d) reimbursement of up to $20,000 for executive outplacement services; and (e) certain accrued vacation pay as described in the Agreement.

In the event that Mr. Jackson receives any payments that constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the net after tax amount of the parachute payment is less than the net after-tax amount if the aggregate payment to be made to Mr. Jackson were three times the base amount, as defined under the Code, less $1.00, then the aggregate of the amounts constituting the parachute payment shall be reduced, in the manner stated in the Agreement, to an amount that will equal three times his base amount, less $1.00.

Restrictive Covenants: During his employment and for one year following the termination of his employment for any reason, Mr. Jackson is prohibited from engaging in any business that competes with us, and is also subject to certain covenants related to confidential information, trade secrets, return of property, and invention assignment.

A copy of the Agreement is attached as Exhibit 10.1 to this Form 8-K report and is incorporated herein by reference. The description of the Agreement is a summary only and is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

10.1	Amended and Restated Employment Agreement dated as of August 26, 2013 between Celator Pharmaceuticals, Inc. and Scott T. Jackson

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELATOR PHARMACEUTICALS, INC.

By:	/s/ Fred M. Powell
Fred M. Powell,
Vice President and Chief Financial Officer

Date: August 27, 2013